EXHIBIT 13(a)(4)
Change in Independent Auditors
Effective on December 15, 2021, Tait, Weller & Baker LLP (“Tait”) ceased to serve as the independent registered public accounting firm of Neuberger Berman Intrinsic Value Fund, Neuberger Berman Mid Cap Growth Fund, Neuberger Berman Mid Cap Intrinsic Value Fund, Neuberger Berman Multi-Cap Opportunities Fund, Neuberger Berman Small Cap Growth Fund and Neuberger Berman Sustainable Equity Fund (each a “Fund” and collectively, the “Funds”), each a series of Neuberger Berman Equity Funds (the “Trust”). Tait did not resign and did not decline to stand for re-election. The decision to change independent registered public accounting firms was recommended by the Audit Committee of the Board of Trustees and was approved by the Board of the Trustees (the “Board”).
Tait’s reports on the Funds’ financial statements for the fiscal years ended August 31, 2021 and August 31, 2020 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended August 31, 2021 and August 31, 2020 and during the subsequent interim period through December 15, 2021: (i) there were no disagreements with Tait on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tait, would have caused Tait to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such periods; and (ii) there were no “reportable events” of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
On December 15, 2021, the Audit Committee of the Board recommended, and the Board approved, the selection of Ernst & Young LLP (“EY”) as the Funds’ independent registered public accounting firm for the fiscal year ended August 31, 2022. During the Funds’ fiscal years ended August 31, 2021 and August 31, 2020, and the subsequent period through December 15, 2021, neither the Funds, nor anyone on their behalf consulted with EY on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as described in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).
Tait has furnished the Trust with a letter addressed to the U.S. Securities and Exchange Commission stating that it agrees with the above statements. A copy of such letter, dated April 12, 2022 is attached as Attachment A to this exhibit.

Attachment A
taitweller.com

April 12, 2022

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Neuberger Berman Intrinsic Value Fund, Neuberger Berman Mid Cap Growth Fund, Neuberger Berman Mid Cap Intrinsic Value Fund, Neuberger Berman Multi-Cap Opportunities Fund, Neuberger Berman Small Cap Growth Fund and Neuberger Berman Sustainable Equity Fund, each a series of Neuberger Berman Equity Funds (the “Trust”)

Commission File Number 811-00582

To whom it may concern:

We have received a copy of, and are in agreement with, the statements being made by the Trust pursuant to Item 304(a) of Regulation S-K in its Form N-CSRS to be filed on or about April 27, 2022, captioned “Change in Independent Auditors.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report.

Sincerely,

Tait, Weller & Baker LLP

cc:	Mr. Joseph V. Amato, President and CEO Neuberger Berman Funds 1290 Avenue of the Americas New York, NY 10104

Tait Weller • Philadelphia Office • O: 215.979.8800 • F: 215.979.8811 • Two Liberty Place • 50 S. 16th Street • Suite 2900 • Philadelphia, PA 19102-2529